UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2015

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831 (Commission File No.)	46-3403755 (IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

Equity Purchase Agreement with Tarpon Bay Partners, LLC

 (1)  On October 7, 2015, Nate’s Food Co., Inc. (the " Company ", " we" and " us") entered into an Equity Purchase Agreement (the "Purchase Agreement") with Tarpon Bay Partners LLC, a Florida limited liability company ("Tarpon"), whereby Tarpon agreed to purchase up to $5,000,000 of the Company's common stock (the "Shares"), to be registered in a Form S-1 registration statement. The Purchase Agreement has a term of two-years (the "term") and may be terminated sooner by the Company or if Tarpon has purchased a total of $5,000,000 of the Company's common stock before the expiration of the term.

 During the term of the Purchase Agreement, the Company may at any time deliver a "Put Notice" to Tarpon thereby requiring Tarpon to purchase a certain dollar amount (the "Investment Amount") in exchange for a portion of the Shares (the "Put"), determined by an estimated amount of Shares equal to the investment amount indicated in the Put Notice divided by the closing bid price of the Company's common stock on the trading day (the "Closing Price") immediately preceding the date the Put Notice was given (the "Put Date"), multiplied by one hundred twenty-five percent (125%) (the "Estimated Put Shares"). On the trading date preceding the delivery date of such Shares, Tarpon shall deliver payment for the Shares equal to the Company's requested Investment Amount.

 Subject to certain restrictions, the purchase price for the Shares is equal to ninety percent (90%) of the lowest closing bid price, quoted by the exchange or principal market Company's Common Stock is traded on, on any trading day during the ten (10) trading days immediately after the date the Company delivers to Tarpon a Put Notice in writing requiring Tarpon (the "Valuation Period") to purchase the applicable number of Shares of the Company, subject to certain terms and conditions of the Purchase Agreement. In the event the number of Estimated Put Shares initially delivered to Tarpon is greater than the Put Shares purchased by Tarpon pursuant to such Put Notice, then immediately after the Valuation Period Tarpon shall deliver to the Company any excess Estimated Put Shares associated with such Put Notice. If the number of Estimated Put Shares delivered to Tarpon is less than the Put Shares purchased by Tarpon pursuant to a Put Notice, then immediately after the Valuation Period the Company shall deliver to Tarpon the difference between the Estimated Put Shares and the Put Shares issuable pursuant to such Put Notice.

The number of Shares sold to Tarpon shall not exceed the number of such Shares that, when aggregated with all other shares of common stock of the Company then beneficially owned by Tarpon, would result in Tarpon owning more than 9.99% of all of the Company's common stock then outstanding. Additionally, Tarpon may not execute any short sales of the Company's common stock. Further, the Company has the right, but never the obligation to draw down on the total of $5,000,000. The Purchase Agreement also contains other customary and standard provisions.

Registration Rights Agreement with Tarpon Bay Partners, LLC

 In addition, on October 7, 2015, the Company and Tarpon entered into a Registration Rights Agreement with Tarpon, requiring the Company to register, per the Securities Act of 1933, the Shares to be sold to Tarpon. The Company is required to prepare and file the registration statement for the Shares within 180 days of October 7, 2015. The Company is obligated to keep such registration statement effective until (i) three months after the last closing of a sale of Shares under the Purchase Agreement, (ii) the date when Tarpon may sell all the Shares under Rule 144 without volume limitations, or (iii) the date Tarpon no longer owns any of the Shares.

(2)  $50,000 Promissory Note with Tarpon Bay Partners, LLC

As consideration for the above-mentioned agreements, on October 7, 2015, the Company issued a promissory note to Tarpon for $50,000, with 10% interest per annum. This note matures on April 30, 2016 and is not convertible into common stock nor has registration rights.

The descriptions above of the Equity Purchase Agreement, Registration Rights Agreement, and $50,000 Promissory Note do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 10.52, 10.53, and 10.54 hereto, respectively.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2015.	Nate’s Food Co.
By: /s/ Nate Steck
Name: Nate Steck
Title: CEO

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